Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

IN RE: OWENS CORNING, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 00-03837 (JKF) Jointly Administered

FINDINGS OF FACT AND CONCLUSIONS OF LAW REGARDING

CONFIRMATION OF THE SIXTH AMENDED JOINT PLAN OF REORGANIZATION

FOR OWENS CORNING AND ITS AFFILIATED DEBTORS AND

DEBTORS-IN-POSSESSION (AS MODIFIED)

[1]	The Debtors are: (1) Owens Corning; (2) CDC Corporation; (3) Engineered Yarns America, Inc.; (4) Falcon Foam Corporation; (5) Integrex; (6) Fibreboard Corporation; (7) Exterior Systems, Inc.; (8) Integrex Ventures LLC; (9) Integrex Professional Services LLC; (10) Integrex Supply Chain Solutions LLC; (11) Integrex Testing Systems LLC; (12) HOMExperts LLC; (13) Jefferson Holdings, Inc.; (14) Owens-Corning Fiberglas Technology Inc.; (15) Owens Corning HT, Inc.; (16) Owens-Corning Overseas Holdings, Inc.; (17) Owens Corning Remodeling Systems, LLC; and (18) Soltech, Inc.

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	e.	Section 1123(b)(1) — Impairment of Claims and Interests	22

	f.	Section 1123(b)(2) — Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases	23

	g.	Section 1123(b)(3) — Retention, Enforcement and Settlement of Claims Held by the Debtors	23

	h.	Section 1123(b)(5) — Modification of the Rights of Holders of Claims	24

	i.	Section 1123(b)(6) — Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code.	24

	j.	Section 1123(d) — Cure of Defaults	25

3.		Section 1129(a)(2) — Compliance with Applicable Provisions of the Bankruptcy Code	25

4.		Section 1129(a)(3) — Proposal of the Plan in Good Faith	26

5.		Section 1129(a)(4) — Court Approval of Certain Payments as Reasonable	27

6.		Section 1129(a)(5) — Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy	28

7.		Section 1129(a)(6) — Approval of Rate Changes	28

8.		Section 1129(a)(7) — Best Interests of Holders of Claims and Interests	28

9.		Section 1129(a)(8) — Acceptance of the Plan by Each Impaired Class	29

10.		Section 1129(a)(9) — Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code	30

11.		Section 1129(a)(10) — Acceptance By at Least One Impaired, Non-Insider Class	31

12.		Section 1129(a)(11) — Feasibility of the Plan	32

13.		Section 1129(a)(12) — Payment of Bankruptcy Fees	32

14.		Section 1129(a)(13) — Retiree Benefits	33

15.		Section 1129(b) — Confirmation of the Plan Over the Nonacceptance of an Impaired Class	33

16.		Section 1129(d) — Purpose of Plan	34

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	D.	THE ASBESTOS PERSONAL INJURY TRUST AND THE ASBESTOS PERMANENT CHANNELING INJUNCTION COMPLY WITH SECTION 524(g) OF THE BANKRUPTCY CODE		35

		1.	The Asbestos Personal Injury Trust Satisfies the Requirements of Section 524(g)(2)(B)(i) of the Bankruptcy Code	35

		2.	The Asbestos Personal Injury Trust Satisfies the Requirements of Section 524(g)(2)(B)(ii) of the Bankruptcy Code	37

		3.	The Extension of the Asbestos Personal Injury Permanent Channeling Injunction to Third Parties Is Appropriate	39

		4.	The Interests of Future Asbestos Claimants were Represented by the Asbestos Personal Injury Futures Representative	43

		5.	Entry of the Asbestos Permanent Channeling Injunction Is Fair and Equitable with Respect to Future Asbestos Claimants	44

	E.	THE SUPPLEMENTAL BANK HOLDERS’ INJUNCTION SATISFIES THE REQUIREMENTS OF SECTION 105(a) OF THE BANKRUPTCY CODE		44

	F.	THE SUPPLEMENTAL INSURERS’ INJUNCTION SATISFIES THE REQUIREMENTS OF SECTION 105(a) OF THE BANKRUPTCY CODE		45

	G.	COMPREHENSIVE SETTLEMENT OF CLAIMS AND CONTROVERSIES		46

	H.	SATISFACTION OF CONDITIONS TO CONFIRMATION		47

II.	CONCLUSIONS OF LAW			52

	A.	JURISDICTION AND VENUE		52

	B.	MODIFICATIONS TO THE PLAN		52

	C.	EXEMPTIONS FROM TAXATION		53

	D.	EXEMPTIONS FROM SECURITIES LAWS		53

	E.	COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE		55

	F.	COMPLIANCE WITH SECTION 524(g) OF THE BANKRUPTCY CODE		55

	G.	PROPRIETY OF VARIOUS AGREEMENTS AND PLAN-RELATED DOCUMENTS		55

	H.	GOOD FAITH NEGOTIATION, IMPLEMENTATION AND CONSUMMATION		57

	I.	ASSUMPTION OF EXECUTORY AND POST-PETITION CONTRACTS AND UNEXPIRED LEASES AND THE INDEMNIFICATION OBLIGATIONS		58

	J.	OBJECTIONS TO THE PLAN		59

	K.	TRANSFER OF BOOKS AND RECORDS TO THE ASBESTOS PERSONAL INJURY TRUST		60

	L.	APPROVAL OF THE DISCHARGES, RELEASES, INJUNCTIONS, INDEMNIFICATIONS AND EXCULPATIONS PROVIDED UNDER THE PLAN		61

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INTRODUCTION

WHEREAS, Owens Corning, CDC Corporation, Engineered Yarns America, Inc., Falcon Foam Corporation, Integrex, Fibreboard Corporation, Exterior Systems, Inc., Integrex Ventures LLC, Integrex Professional Services LLC, Integrex Supply Chain Solutions LLC, Integrex Testing Systems LLC, HOMExperts LLC, Jefferson Holdings, Inc., Owens-Corning Fiberglas Technology Inc., Owens Corning HT, Inc., Owens-Corning Overseas Holdings, Inc., Owens Corning Remodeling Systems, LLC, and Soltech, Inc, the above-captioned debtors (collectively, the “Debtors” and, as reorganized entities after emergence, the “Reorganized Debtors”), together with the Asbestos Claimants’ Committee and the Future Claimants’ Representative, proposed the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified), dated July 10, 2006, as modified by the Modifications, as defined below (as it may be further modified hereafter, the “Plan”);2

WHEREAS, on June 19, 2006, the Bankruptcy Court entered the Order: (1) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Joint Plan of Reorganization; (2) Approving Forms of Ballots; (3) Approving Form of Notices; and (4) Establishing Record Date for Voting Purposes Only (D.I. 18074) (as supplemented by the Rights Offering Subscription Procedures Order (as defined below), the “Solicitation Procedures Order”), by which the Bankruptcy Court, among other things, established procedures for the solicitation and tabulation of votes to accept or reject the Plan;

[2]	Capitalized terms and phrases used but not otherwise defined herein have the meanings given to them in the Plan. The rules of interpretation set forth in Section I.C of the Plan apply to the Order Confirming the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (as Modified) (the “Confirmation Order”), which is being entered concurrently herewith, and to these Findings of Fact and Conclusions of Law (the “Findings and Conclusions”). In addition, in accordance with Section I.A of the Plan, any term used in the Plan or these Findings and Conclusions that is not defined in the Plan or these Findings and Conclusions, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

A copy of the Plan (without the exhibits thereto) is attached to the Confirmation Order as Exhibit A and incorporated herein by reference.

WHEREAS, on July 10, 2006, the Bankruptcy Court entered the Order Approving the (A) Rights Offering Subscription Procedures; (B) Form of Certain Subscription Documents; (C) Fixing of Rights Participation Amounts; and (D) Supplementation of the Plan Voting/Solicitation Procedures (D.I. 18342) (the “Rights Offering Subscription Procedures Order”), by which the Bankruptcy Court, among other things, established procedures for the subscription of Rights pursuant to the Rights Offering;

WHEREAS, on July 11, 2006, the Bankruptcy Court entered the Order (1) Approving the Disclosure Statement and (2) Establishing Notice and Objection Procedures for Confirmation of the Plan (D.I. 18348) (the “Disclosure Statement Order”), by which the Bankruptcy Court, among other things, approved the Disclosure Statement With Respect to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified), dated July 10, 2006 (as amended or modified, the “Disclosure Statement”) and scheduled a hearing to consider Confirmation of the Plan to commence on September 18, 2006 at 9:00 a.m., prevailing Eastern time (the “Confirmation Hearing”);

WHEREAS, affidavits of service were executed by Omni Management Group, LLC (“Omni”) and Financial Balloting Group LLC (“FBG”) with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Solicitation Procedures Order and the Disclosure Statement Order (collectively, the “Affidavits of Service”) and were filed with the Bankruptcy Court on August 24, 2006 (D.I. 18964 and 18965;

WHEREAS, the Affidavit of Katherine Kinsella Regarding Plan Notification Program (D.I. 19175) (the “Publication Affidavit”) was filed with the Bankruptcy Court on September 11, 2006, regarding inter alia, the publication of the notices approved by the Bankruptcy Court in certain magazines and newspapers as set forth in the Solicitation Procedures Order;

WHEREAS, Omni, the Court-appointed solicitation and tabulation agent in respect of the Plan, filed (a) the Certification of Eric R. Schwarz of Omni Management Group LLC With Respect to the Tabulation of Votes on the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (as Modified) (D.I. 19185) (the “Omni Voting Declaration”) on September 11, 2006 and (b) the Certification of Eric R. Schwarz of Omni Management Group LLC With Respect to the Tabulation of Asbestos Votes on the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (D.I. 19257) (the “Omni Asbestos Voting Declaration” and, together with the Omni Voting Declaration, the “Omni Voting Declarations”) on September 15, 2006;

WHEREAS, FBG filed its Certification of Jane Sullivan With Respect to the Tabulation of Votes on Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-in-Possession (As Modified) (the “FBG Voting Declaration”) on September 11, 2006 (D.I. 19184);

WHEREAS, as indicated in the Omni Voting Declarations and the FBG Voting Declaration, every Impaired Class populated by Claims entitled to vote on the Plan, voted to accept the Plan, as follows:

Description of Class	Class Designation
Convenience Claims (all Debtors)	A3 through K3
Bondholders Claims	A5
OCD General Unsecured Claims	A6-A
OCD General Unsecured/Senior Indebtedness Claims	A6-B
General Unsecured Claims (all Debtors other than OCD)	B6 through U6
OC Asbestos Personal Injury Claims and Integrex Asbestos Personal Injury Claims	A7, I7
FB Asbestos Personal Injury Claims	B8
Intercompany Claims (all Debtors)	A10 through U10
Subordinated Claims	A11
Existing OCD Common Stock	A12-A

WHEREAS, objections to Confirmation of the Plan (collectively, the “Objections”) were filed by: Texas Comptroller of Public Accounts (D.I. 19055); Zurich International (Bermuda) Ltd. (D.I. 19065); State of Ohio on behalf of the Ohio Environmental Protection Agency Ohio (D.I. 19071); United States of America, on behalf of the Internal Revenue Service (D.I. 19074); Trade-Debt.Net, Inc. (D.I. 19078); Pinal County (D.I. 19084); County of Comal, City of Waco, La Vega Independent School District (D.I. 19087); United States Trustee (D.I. 19088); Ennis ISD, City of Ennis and Channelview ISD (D.I. 19096); Schultze Asset Management, LLC (D.I. 19097); Ad Hoc Committee of Certain Preferred and Equity Security Holders (D.I. 19098); Kensington International Limited and Springfield Associates, LLC (D.I. 19099); Dallas County, Harris County/City of Houston, Houston Independent School District, Irving Independent School District and McLennan County (D.I.

19100); Scott and Scott, Ltd. (D.I. 19103); DICE, Inc. (D.I. 19105); Joel Ackerman (D.I. 19107); Elaine L. Chao, the Secretary of the United States Department of Labor (D.I. 19110); Pacific Employers Insurance Company (D.I. 19122); and Continental Casualty Company (D.I. 19138);

WHEREAS, on August 17, 2006, the Debtors filed the Modifications, Dated August 17, 2006, to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (D.I. 18858) (the “August 17 Modifications”); on September 11, 2006, the Debtors filed the Modifications, Dated September 11, 2006, to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (D.I. 19193) (the “September 11 Modifications”); on September 14, 2006, the Debtors filed the Technical Modification, Dated September 14, 2006, to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (D.I. 19232) (the “September 14 Modification”); and on September 15, 2006, the Debtors filed the Technical Modifications, Dated September 15, 2006, to Certain Exhibits and Schedules to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (D.I. 19248) (the “September 15 Modifications,” together with the August 17 Modifications, the September 11 Modifications and the September 14 Modification, the “Modifications”);

WHEREAS, on August 17, 2006, pursuant to the terms of the Plan, the Debtors filed certain Schedules and Exhibits to the Plan (together with the August 17 Modifications, the “Plan Supplement Materials”);

WHEREAS, all creditors and interest holders that received Solicitation Packages pursuant to the Solicitation Procedures Order were given notice by first-class, United States mail,

postage pre-paid, that the Plan Supplement Materials would be filed on or before August 17, 2006, and that such Plan Supplement Materials could be obtained either through written request to Omni or from the Debtors’ web-site, www.ocplan.com;

WHEREAS, on September 11, 2006 the Debtors filed a memorandum of law in support of Confirmation of the Plan and in response to certain of the Objections (D.I. 19183) (the “Memorandum of Law”);

WHEREAS, the declarations of Michael H. Thaman (D.I. 19188), Stephen K. Krull (D.I. 19186), Robert S. Kost (D.I. 19187) and James J. McMonagle (D.I. 19173), together with various exhibits and attachments thereto, were submitted in support of the Plan (collectively, the “Declarations”);

WHEREAS, the Bankruptcy Court has reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Solicitation Procedures Order, the Omni Voting Declarations, the FBG Voting Declaration, the Affidavits of Service, the Publication Affidavit, the Objections, the Memorandum of Law, the Declarations and the other papers before the Bankruptcy Court in connection with the confirmation of the Plan;

WHEREAS, the Bankruptcy Court (1) heard the statements of counsel in support of confirmation and (2) considered the Declarations submitted into evidence, all as reflected in the record made at the Confirmation Hearing;

WHEREAS, the Bankruptcy Court has considered all evidence submitted at the Confirmation Hearing;

WHEREAS, the Bankruptcy Court has taken judicial notice of the papers and pleadings on file and prior Court hearings in these Chapter 11 Cases;

WHEREAS, the Bankruptcy Court, after due deliberation and for sufficient cause, finds that the evidence admitted in support of the Plan at the Confirmation Hearing is persuasive and credible;

NOW, THEREFORE, the Bankruptcy Court hereby enters the following Findings of Fact and Conclusions of Law with respect to Confirmation of the Plan.3

I.	FINDINGS OF FACT.

A.	HISTORY OF THE DEBTORS’ ASBESTOS PERSONAL INJURY LIABILITIES AND THE DECISION TO FILE THE CHAPTER 11 CASES.

1.	Background

a. OCD began as a joint venture in the 1930’s between Owens-Illinois and Corning Glass to commercialize fiberglass. OCD was incorporated in 1938. Fibreboard was acquired on June 27, 1997. (Krull Decl. ¶ 13.)

b. OCD has approximately 90 direct and indirect subsidiaries in the United States and throughout the world (collectively, OCD and its subsidiaries are referred to as “OC” or the “Company”). OC is a global leading producer of glass fiber materials used in composites and a leading building products company. Many of OC’s products are marketed under registered trademarks, including Cultured Stone®, Propink®, Advantx® and/or the color PINK. OCD is headquartered in Toledo, Ohio. (Krull Decl. ¶ 14.)

c. OC operates in two general business categories: Building Materials, which includes the Insulating Systems, Roofing and Asphalt, and other Building Materials and Services reportable segments, and Composites, which includes the Composites

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These Findings and Conclusions constitute the Bankruptcy Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is referred to as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is referred to as a finding of fact. Citations to the Bankruptcy Code and Rules are to the sections and rules as numbered and in effect prior to October 17, 2005.

Solutions segment. In 2005, the reportable segments in the Building Materials category accounted for approximately 80% of OC’s total sales, while the Composite Solutions segment accounted for the remainder. The products and systems provided for by segments in OC’s Building Materials category are used in residential remodeling and repair, commercial improvement, new residential and commercial construction, and other related markets. The products and systems offered by OC’s Composite Solutions segment are used in end-use markets such as building construction, automotive, telecommunications, marine, aerospace, energy, appliance, packaging, and electronics. (Krull Decl. ¶ 15.)

d. For the year ended December 31, 2005, OC had over $6.3 billion in sales, approximately 20,000 employees around the world, and manufacturing, sales and research facilities, including joint venture and licensee relationships, in more than 30 countries. OC has affiliate companies in a number of countries. Generally, affiliated companies’ sales, earnings and assets are not included in either operating segment unless OC owns more than 50% of the affiliate and the ownership is not considered temporary. (Krull Decl. ¶ 16.)

2.	Overview of Sources of OCD’s and Fibreboard’s Asbestos Liabilities

a. OC manufactures a wide range of construction materials. Prior to the Petition Date, numerous claims had been asserted against OCD alleging personal injuries arising from exposure to asbestos fibers. Virtually all of these claims arose out of OCD’s manufacture, distribution, sale or installation of KAYLO, an asbestos-containing calcium silicate, high temperature insulation product, the manufacture and distribution of which was generally discontinued in 1972. (Krull Decl. ¶ 17.)

b. Prior to 1972, Fibreboard manufactured products containing asbestos, including insulation products. Fibreboard has been named as a defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure. During the year 2000, Fibreboard was named as a defendant in approximately 22,000 asbestos personal injury claims. (Krull Decl. ¶ 18.)

3.	Fibreboard Insurance Settlement Trust

a. In 1993, in an effort to deal with the financial impact of its existing and future asbestos-related personal liability (and prior to its acquisition by OCD), Fibreboard entered into a settlement agreement with two of its insurers, Continental Casualty Company (“Continental”) and Pacific Indemnity Company (“Pacific”) (the “Insurance Settlement Agreement”), ultimately resulting in the creation of a trust (the “Fibreboard Insurance Settlement Trust”). (Krull Decl. ¶ 19.)

b. During the fourth quarter of 1999, the Fibreboard Insurance Settlement Trust was funded with approximately $1.873 billion in proceeds from the Insurance Settlement Agreement. Pursuant to the terms of the Fibreboard Insurance Settlement Trust, the funds in the trust were to be applied to the costs of resolving pending and future Fibreboard asbestos-related liabilities, whether incurred as a result of a judgment in litigation or a settlement, or otherwise. (Krull Decl. ¶ 20.)

c. During 2000, prior to the Petition Date, payments made out of the Fibreboard Insurance Settlement Trust for asbestos-related claims against Fibreboard totaled approximately $820 million, including $45 million in defense, claims processing and administrative expenses. No payments for such claims have been made from the Fibreboard Insurance Settlement Trust since the Petition Date. (Krull Decl. ¶ 21.)

d. The assets of the Fibreboard Insurance Settlement Trust are comprised of marketable securities. At March 31, 2006, the fair market value of the assets in the Fibreboard Insurance Settlement Trust was approximately $1.309 billion. In addition, there are approximately $127 million in Administrative Deposits held in settlement accounts to pay applicable Fibreboard asbestos claim settlements. (Krull Decl. ¶ 22.)

e. Fibreboard also has an interest of approximately $34 million in the balance of the account (the “Committed Claims Account”) established by Fibreboard and Continental pursuant to the Agreement Between Fibreboard and Continental on Remaining Issues, dated December 13, 1999, which was the subject of a Stipulation and Agreed Order Between Debtors and Continental Casualty Company Regarding Status and Disposition of Funds in Committed Claims Account and Related Matters Under Buckets Agreement, entered by the Bankruptcy Court on June 27, 2001. (Krull Decl. ¶ 23.)

4.	National Settlement Program

a. Beginning in late 1998, OCD implemented the National Settlement Program (the “NSP”) to resolve personal injury asbestos claims through settlement agreements with individual plaintiffs’ law firms (the “NSP Agreements”). The NSP was intended to manage more effectively the asbestos liabilities of OCD and to help OCD better predict the timing and amount of indemnity payments for both pending and future asbestos claims. (Krull Decl. ¶ 24.)

b. Fibreboard executed the NSP Agreements beginning in late 1998 and became a participant in the NSP during the fourth quarter of 1999. The NSP Agreements settled asbestos personal injury claims that had been filed against Fibreboard by participating plaintiffs’ law firms and claims that could have been filed against Fibreboard by such firms following the lifting, in the third quarter of 1999, of an injunction which had barred the filing of asbestos personal injury claims against Fibreboard. (Krull Decl. ¶ 25.)

c. The number of law firms participating in the NSP expanded from approximately 50 when the NSP was established in 1998 to no less than 111 as of the Petition Date. The NSP Agreements extended through at least 2008 and provided for the resolution of existing asbestos claims, including unfiled claims pending with the participating law firm at the time it entered into the NSP Agreement (the “Initial Claims”). The NSP Agreements also established procedures and generally fixed payments for resolving, without litigation, claims against OCD or Fibreboard or both, that arose after a participating firm entered into an NSP Agreement (the “Future Claims”). (Krull Decl. ¶ 26.)

d. Settlement amounts for both Initial Claims and Future Claims were negotiated with each firm participating in the NSP, and each firm was to communicate with its respective clients to obtain authority to settle individual claims. Payments to individual claimants were to vary based on a number of factors, including the type and severity of disease, age and occupation. All such payments were subject to delivery of satisfactory evidence of a qualifying medical condition and exposure to OCD’s and/or Fibreboard’s products, delivery of customary releases by each claimant, and other conditions. Certain claimants settling nonmalignancy claims with OCD and/or Fibreboard were entitled to agreed-upon additional compensation if they later developed a more severe asbestos-related medical condition. (Krull Decl. ¶ 27.)

e. As to Future Claims, each participating NSP firm agreed to recommend that its future clients, based on appropriately exercised professional judgment, resolve their asbestos personal injury claims against OCD and/or Fibreboard through an administrative processing arrangement rather than through litigation. In the case of Future Claims involving non-malignancy, claimants were required to present medical evidence of functional impairment, as well as the product exposure criteria and other requirements set forth above, to be entitled to compensation. (Krull Decl. ¶ 28.)

5.	OCD’s and Fibreboard’s Experience with the NSP

a. As of the Petition Date, the NSP covered approximately 239,000 Initial Claims against OCD, approximately 150,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution (the “Final NSP Settlements”) at an average cost per claim of approximately $9,300. As of the Petition Date, approximately 89,000 of such Final NSP Settlements had been paid in full or otherwise resolved, and approximately 61,000 were unpaid in whole or in part. The remaining balance payable under the NSP Agreements related to the unpaid Final NSP Settlements totaled approximately $500 million on the Petition Date. Through the Petition Date, OCD was subject to approximately 6,000 Future Claims under the NSP. (Krull Decl. ¶ 29.)

b. As of the Petition Date, the NSP encompassed approximately 206,000 Initial Claims against Fibreboard. Of those Initial Claims, approximately 118,000 were resolved as Final NSP Settlements at an average cost of approximately $7,400 per claim. As of the Petition Date, approximately 62,000 of such Final NSP Settlements were paid in full, and approximately 56,000 remained unpaid in whole or part. The remaining balance payable under these unpaid Final NSP Settlements was approximately $320 million. Through the Petition Date, Fibreboard was subject to approximately 6,000 Future Claims under the NSP. (Krull Decl. ¶ 30.)

6.	Non-NSP Asbestos Claims Against OCD and Fibreboard

a. OCD settled or otherwise resolved approximately 10,000 asbestos personal injury claims outside of the NSP during 1998, 5,000 such claims during 1999, and 3,000 such claims pre-petition during 2000. The average cost of resolution of non-NSP claims against OCD was $35,900 per claim for claims resolved during 1998, $34,600 per claim for claims resolved during 1999, and $44,800 per claim for claims resolved pre-petition in 2000. As of the Petition Date, approximately 29,000 asbestos personal injury claims were pending against OCD outside of the NSP. (Krull Decl. ¶ 31.)

b. Fibreboard settled or otherwise resolved approximately 2,000 non-NSP claims pre-petition in 2000 at an average cost of approximately $45,000 per claim. As of the Petition Date, approximately 9,000 asbestos personal injury claims were pending against Fibreboard outside the NSP. (Krull Decl. ¶ 32.)

c. As of the Petition Date, OCD and Fibreboard were the sole Debtor entities that had been named in the thousands of pre-petition asbestos claims or actions brought either outside of or within the NSP. (Krull Decl. ¶ 33.)

7.	Pre-Petition Asbestos Related Payments by OCD and Fibreboard

a. During 1999 and 2000, prior to the Petition Date, OCD made the following asbestos-related payments: (i) pre-NSP settlement payments of $170 million in 1999 and $51 million in 2000; (ii) NSP Settlement payments of $570 million in 1999 and $538 million in 2000; (iii) non-NSP Settlement payments of $30 million in 1999 and $42 million in 2000; and (vi) defense, claims processing and administrative expenses of $90 million in 1999 and $54 million in 2000. (Krull Decl. ¶ 34.)

b. During 2000, prior to the Petition Date, Fibreboard made the following asbestos-related payments: (i) pre-NSP settlement payments of $29 million; (ii) NSP Settlement payments of $705 million; (iii) non-NSP Settlement payments of $41 million; and (iv) defense, claims processing and administrative expenses of $45 million. (Krull Decl. ¶ 35.)

8.	Determination to File Reorganization Cases

a. The NSP initially allowed OC to quantify the amount of payments to asbestos claimants and control the timing of those payments to match OC’s ability to make such payments. However, in the third quarter of 2000, it became apparent that several factors would inhibit the future success of the NSP, including: OC’s inability to obtain ongoing financing on acceptable terms, the lack of support for payment deferrals, the higher than anticipated number of asbestos-related claims asserted against OCD and Fibreboard, which adversely affected OC’s estimated liquidity needs through 2004, and the deterioration of OC’s operations during 2000. (Krull Decl. ¶ 36.)

b. As a result of the above factors, OC’s management determined late in the third quarter of 2000 that OCD and the Subsidiary Debtors should file for relief under Chapter 11 to address the growing demands on OC’s cash flow resulting from its multi-billion dollar asbestos liability. The Company concluded that, under the circumstances, the filing of the Chapter 11 Cases, with the goals of fully and finally resolving the Company’s historic asbestos liability while treating all of its creditors and other stakeholders fairly and equitably, and preserving the Company’s fundamentally strong businesses, was in the best interests of all of the Company’s creditors and stakeholders. (Krull Decl. ¶ 37.)

9.	Global Settlement

a. Subsequent to the resolution of the extensive litigation in the Chapter 11 Cases surrounding (i) the estimation of OCD’s asbestos personal injury related liability for Plan confirmation purposes and (ii) whether substantive consolidation of the Debtors’ estates was appropriate for purposes of distributions under a plan of reorganization, the Debtors filed their Fifth Amended Plan of Reorganization (the “Fifth Amended Plan”) on December 31, 2005. The Debtors, the Asbestos Claimants’ Committee and the Future Claimants’ Representative were co-proponents of the Fifth Amended Plan. The steering committee of Bank Holders also supported the Fifth Amended Plan, pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K. (Krull Decl. ¶¶ 40, 43.)

b. However, certain representatives of the Creditors’ Committee, the Ad Hoc Bondholders’ Committee purporting to represent a blocking position for plan voting purposes, as well as the Ad Hoc Equity Holders’ Committee, announced that they would oppose confirmation of the Fifth Amended Plan as filed. Therefore, the Debtors continued to engage in discussions with the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, representatives of the Ad Hoc Bondholders’ Committee, the Ad Hoc Equity Holders’ Committee and other constituencies in an effort to reach a global resolution of all material outstanding issues in these Chapter 11 Cases. (Krull Decl. ¶ 44.)

c. At a hearing in the Bankruptcy Court on May 10, 2006, the Debtors announced that they had reached a settlement in principle with representatives of all major constituencies in their Chapter 11 Cases. That same day, the Debtors filed with the Court the Settlement Term Sheet, outlining the terms under which the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, the Ad Hoc Bondholders’ Committee, and the Ad Hoc Equity Holders’ Committee reached agreement in principle on the terms of a largely consensual plan of reorganization, including the treatment to be provided to the various classes of creditors, resolution of the estimation and bondholder-related litigation, a so-called FAIR Act contingency and the protections of a channeling injunction under Section 524(g) of the Bankruptcy Code. (Krull Decl. ¶ 45.)

d. The terms of the Settlement Term Sheet are reflected in the Sixth Amended Plan. (Krull Decl. ¶ 9.)

B.	MODIFICATIONS TO THE PLAN.

The Debtors filed the August 17 Modifications, the September 11 Modifications, the September 14 Modification and the September 15 Modifications on or about August 17, 2006, September 11, 2006, September 14, 2006 and September 15, 2006, respectively. The Modifications do not materially or adversely affect or change the treatment of any Claim against or Interest in any Debtor.

C.	COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE.

1.	Voting Results

As described more fully in the Voting Declaration, every Impaired Class that was entitled to vote voted overwhelmingly in favor of the Plan. (See Omni Voting Declaration, ¶ 13; Omni Asbestos Voting Declaration, Exhibit B; and FBG Voting Declaration, Exhibit A.)

2.	Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code. The Plan fully complies with each requirement of section 1123(a) of the Bankruptcy Code. Article II of the Plan designates up to 12 classes of Claims and Interests for each Debtor. (Plan Art. II) Article III of the Plan specifies that Claims and Interests in Classes A1 through U1, A2-A through U2-A, A2-B through U2-B, A4 through I4 and B12 through U12 are not impaired under the Plan. (Plan Art. III.) Article III of the Plan specifies that Claims in Classes A3 through U3, A5, A6-A, A6-B, B6 through U6, A7 and I7, B8, A10 through U10, A11, A12-A and A12-B are impaired and describes the treatment of each such Class. (Plan Art. III) Further, the treatment of each Claim or Interest within a Class is the same as the treatment of each other Claim or Interest in such Class unless the holder of a Claim or Interest agrees to less favorable treatment on account of its Claim or Interest. (Plan § III.B.)

a.	Sections 1122 and 1123(a)(1)-(4) — Classification and Treatment of Claims and Interests.

i. The Plan constitutes a separate plan of reorganization for each of the Debtors. (Plan § 4.6(a)) In accordance with section 1122(a) of the Bankruptcy Code, Article II of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests. (Plan Art. II.)

ii. In accordance with section 1123(a)(1) of the Bankruptcy Code, Article II of the Plan properly classifies all Claims and Interests that require classification. (Plan Art. II.) In particular, Article II of the Plan segregates into separate classes with respect to each applicable Debtor Other Priority Claims (Classes A1 through U1), Other Secured Tax Claims (Classes A2-A through U2-A), Other Secured Claims (Classes A2-B through U2-B), Convenience Claims (Classes A3 through U3), Bank Holders Claims (Classes A4 through I4), Bondholders Claims (Class A5), General Unsecured Claims (Classes A6-A and B6 through U6), General Unsecured/Senior Indebtedness Claims (Class A6-B), OC Asbestos Personal Injury Claims (Class A7) and Integrex Asbestos Personal Injury Claims (if any) (Class I7), FB Asbestos Personal Injury Claims (Class B8), Intercompany Claims (Classes A10 through U10), Subordinated Claims (Class A11), Existing OCD Common Stock (Class A12-A), OCD Interests other than Existing OCD Common Stock (Class A12-B) and Interests in the other Debtors (Classes B12 through U12). The number of classes reflects the diverse characteristics of those Claims against and Interests in the various Debtors, and the legal rights under the Bankruptcy Code of each of the holders of Claims or Interests within a particular Class are substantially similar to other holders of Claims or Interests within that Class. (Krull Decl. ¶ 59.)

iii. In accordance with section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan identifies and describes each Class of Claims or Interests that is not impaired under the Plan. In particular, Article III of the Plan indicates that Classes A1 through U1, A2-A through U2-A, A2-B through U2-B, A4 through I4 and B12 through U12 are unimpaired. (Plan Art. III.)

iv. In accordance with section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan identifies and describes any Class of Claims or Interests that is impaired under the Plan. In particular, Article III of the Plan indicates that Classes A3 through U3, A5, A6-A, A6-B, B6 through U6, A7 and I7, B8, A10 through U10, A11, A12-A and A12-B are impaired. (Plan Art. III.)

v. In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment. (Plan Art. III.)

vi. Due to their entitlement to priority status under section 507 of the Bankruptcy Code, Other Priority Claims against each of the Debtors have been separately classified in Classes A1 through U1. (Plan Art. II) Based on their secured status, Other Secured Tax Claims and Other Secured Claims against each of the Debtors have been separately classified in Classes A2-A through U2-A and Classes A2-B through U2-B, respectively. (Plan Art. II) Convenience Claims against each of the Debtors have been separately classified in Classes A3 through U3 for administrative convenience. Bank Holders Claims against each of the Debtors have been separately classified in Classes A4 through I4, based in part upon the Bank Holders’ rights against various Debtors under the 1997 Credit Agreement and related guaranties. Bondholders Claims against OCD have been separately classified in Class A5, due to their unique nature. General Unsecured Claims against OCD that do not constitute Senior Indebtedness Claims have been separately classified in Class A6-A, General Unsecured/Senior Indebtedness Claims against OCD (which, under the terms of the Plan, constitute Senior Indebtedness Claims) have been separately classified in Class A6-B, and General Unsecured Claims against each of the other Debtors have been separately classified in Classes B6 through

U6. OC Asbestos Personal Injury Claims, Integrex Asbestos Personal Injury Claims and FB Asbestos Personal Injury Claims have been separately classified in Classes A7, I7 and B8, respectively, due to the distinctive bases for such claims and the fact that, unlike all other Classes of Claims, Asbestos Personal Injury Claims will be channeled to the Asbestos Personal Injury Trust. Due to their unique nature, Intercompany Claims against each of the Debtors have been classified separately from General Unsecured Claims against such Debtors and are in Classes A10 through U10. Subordinated Claims against OCD have been separately classified from General Unsecured Claims against OCD due to the subordination provisions in the applicable agreements or instruments subordinating such Claims, and such Subordinated Claims are in Class A11. Existing OCD Common Stock, on the one hand, and OCD Interests other than Existing OCD Common Stock, on the other, have been separately classified in Classes A12-A and A12-B, respectively, due to the differing nature of such Interests. Interests in each of the other Debtors have been separately classified in Classes B12 through U12. (Plan Art. II.)

b.	Section 1123(a)(5) — Adequate Means for Implementation of the Plan.

In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan, including Article V of the Plan, provides adequate means for its implementation, including, among other things: (i) except as otherwise provided under the Plan or the Restructuring Transactions, the continued corporate existence of the Debtors under Section 5.1 of the Plan and the vesting of assets in the Reorganized Debtors under Section 5.12 of the Plan; (ii) the adoption of the corporate constituent documents that will govern the Reorganized Debtors and the identification of the initial boards of directors of the Reorganized Debtors as provided in Sections 5.4 and 5.18 of the Plan, respectively; (iii) the consummation of any Restructuring Transactions in connection with Section 5.6 of the Plan and Schedule XX to the Plan; (iv) the

issuance of New OCD Securities for distribution in accordance with the terms of the Plan, as detailed in Section 5.7 of the Plan; (v) the consummation of the Rights Offering and transactions contemplated by the Equity Commitment Agreement, as described in Section 5.8 of the Plan; (vi) the potential offerings of Senior Notes pursuant to Section 5.9 of the Plan; (vii) the retention of certain rights of action by the Reorganized Debtors pursuant to Section 5.13 of the Plan; (viii) the various discharges, releases, injunctions, indemnifications and exculpations provided under the Plan, including those set forth in Sections 5.5, 5.16, 5.17, 7.6, 10.7, and 14.9; (ix) the continuation of certain employee compensation and benefit programs and adoption of the Management and Director Arrangements and Employee Arrangements, as described in Section 5.19 of the Plan; (x) the execution and consummation of the Exit Facility as set forth in Section 5.21 of the Plan; (xi) the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which any Debtor is a party, as stated in Article VII of the Plan; and (xii) the creation of, transfer of certain assets to, and assumption of Asbestos Personal Injury Claims by the Asbestos Personal Injury Trust and the appointment of the Asbestos Personal Injury Trustees, as detailed in Sections 3.3(f)(iii), 3.4(d)(iii), and Article X of the Plan;

c.	Section 1123(a)(6) — Prohibition Against the Issuance of Nonvoting Equity Securities and Adequate Provisions for Voting Power of Classes of Securities.

In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ charters, bylaws or similar constituent documents (including those set forth in Exhibits A and B to the Plan) contain provisions prohibiting the issuance of nonvoting equity securities and provide for the appropriate distribution of voting power among all classes of equity securities authorized for issuance. In particular, Section 5.4 of the Plan provides that the Certificates of Incorporation of each of the Reorganized Debtors will, among other things, prohibit the issuance of nonvoting equity securities to the extent required under section 1123(a)

of the Bankruptcy Code. (Plan § 5.4) This prohibition is stated in the form of Amended and Restated Certificate of Incorporation of Reorganized OCD filed as Exhibit A of the Plan. (Plan Ex. A)

d.	Section 1123(a)(7) — Selection of Directors and Officers in a Manner Consistent with the Interests of Creditors and Equity Security Holders and Public Policy.

In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ charters, bylaws and similar constituent documents regarding the manner of selection of officers and directors of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy. (Krull Decl. ¶ 60.) Section 5.18(a) of the Plan provides that, subject to the Amended and Restated Bylaws of Reorganized OCD, the Reorganized OCD Board shall initially consist of sixteen (16) members, consisting of twelve (12) members who shall be designated by a majority vote of the Board of Directors for OCD serving immediately prior to the Effective Date, one (1) member to be named by the Asbestos Claimants’ Committee (in the event the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan), one (1) member to be named by the Future Claimants’ Representative (in the event the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan) and two (2) members to be named by the Ad Hoc Bondholders’ Committee. Moreover, pursuant to Section 5.18(b) of the Plan, those existing senior officers of OCD set forth in Schedule XIX of the Plan (as such was modified or supplemented at or prior to the Confirmation Hearing) will serve initially in the same capacities after the Effective Date for Reorganized OCD. Pursuant to Section 5.18(b) of the Plan and as set forth in Schedule XIX of the Plan (as such was modified or supplemented at or prior to the Confirmation Hearing), with respect to each of the Reorganized Debtors other than Reorganized OCD, the executive officers shall consist of executive officers as determined by Reorganized OCD on the Effective Date or thereafter, and the initial board of directors shall generally be comprised of the same directors as were in place immediately prior to the Effective Date, as may otherwise be determined in the applicable certificate of incorporation or bylaws, subject to those new or additional officers or directors currently proposed to serve on the Effective Date or thereafter and listed on Schedule XIX of the Plan (as such was modified or supplemented at or prior to the Confirmation Hearing). Each of the members of the initial Reorganized OCD Board, and each of the senior officers for Reorganized OCD, who it is presently contemplated will serve as of the Effective Date is listed on Schedule XIX of the Plan (as such was modified or supplemented at or prior to the Confirmation Hearing), although the Asbestos Claimants’ Committee and the Future Claimants’ Representative may change their designated directors prior to the time such directors shall be appointed to the Reorganized OCD Board and any such designee will not join the Reorganized OCD Board until one Business Day after the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust. The composition of the Reorganized OCD Board was the subject of extensive negotiation among the constituencies and was a key ingredient of the Settlement Term Sheet. In light of the foregoing, the manner of selection of the initial directors and senior officers of the Reorganized Debtors, as set forth in the Plan, the certificates of incorporation and bylaws or similar constituent documents of the applicable Reorganized Debtor and applicable state law, is consistent with the interests of the holders of Claims and Interests and public policy. (Plan § 5.18; Plan Sch. XIX; Krull Decl. ¶ 60.)

e.	Section 1123(b)(1) — Impairment of Claims and Interests.

As permitted by section 1123(b)(1) of the Bankruptcy Code, Article III of the Plan provides for the impairment of certain classes of Claims and Interests, while leaving other Classes unimpaired. (Plan Art. III.) The Plan thus modifies the rights of the holders of certain Claims and Interests and leaves the rights of others unaffected.

f.	Section 1123(b)(2) — Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases.

In accordance with section 1123(b)(2) of the Bankruptcy Code, Article VII and other provisions of the Plan and the Confirmation Order provide for the assumption, assumption and assignment or rejection of the executory contracts and unexpired leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Schedule IV of the Plan to: (i) delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant hereto; or (ii) add any executory contract or unexpired lease to Schedule IV, thus providing for its rejection. (Plan Art. V.)

g.	Section 1123(b)(3) — Retention, Enforcement and Settlement of Claims Held by the Debtors.

In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 5.13 of the Plan provides that, except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all rights, claims, causes of action, suits or proceedings accruing to, or for the benefit of, the Debtors or the Estates pursuant to the Bankruptcy Code, or pursuant to any other statute or legal theory, which are not released pursuant to the Plan, and which consist of, or relate to, any Material Rights of Action (with the exception of those Material Rights of Action, if any, set forth on Schedule XIII), any Avoidance Actions (if any) set forth on

Schedule XIV as determined by the Plan Proponents, any Commercial Claims, any other causes of action against Persons set forth in Schedule III of the Plan and any suits or proceedings for recovery under any policies of insurance issued to or on behalf of the Debtors (other than policies that constitute OC Asbestos Personal Injury Liability Insurance Assets). The Plan further provides that the Reorganized Debtors shall be deemed the appointed representatives to, and may pursue, litigate, compromise and settle any such rights, remedies, claims, causes of action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their respective successors who hold such rights. (Plan § 5.13.)

Moreover, Section 3.25 of the Plan provides in part that, except as otherwise expressly provided in the Plan, nothing in the Plan shall, or shall be deemed to, affect or impair any of the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

h.	Section 1123(b)(5) — Modification of the Rights of Holders of Claims.

Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of each class of Claims and Interests. (Plan Art. III.)

i.	Section 1123(b)(6) — Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code.

In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code, including: (i) the provisions of Article III of the Plan governing treatment on account of Allowed Claims; (ii) the provisions of Article VIII of the Plan governing distributions under the Plan; (iii) the provisions of Article IX of the Plan establishing procedures for resolving Disputed Claims and making distributions on account of such Disputed Claims once resolved;

and (iv) the provisions of Article XIII of the Plan regarding retention of jurisdiction by the Bankruptcy Court and District Court over certain matters after the Effective Date. (Plan Art. III, VIII, IX and XIII.)

j.	Section 1123(d) — Cure of Defaults.

In accordance with section 1123(d) of the Bankruptcy Code, Section 7.2 of the Plan and the Confirmation Order provide for the satisfaction of Cure amounts associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure amounts will be determined in accordance with the underlying agreements and applicable nonbankruptcy law, and pursuant to the procedures established in the Confirmation Order or, to extent applicable, any separate orders of the Bankruptcy Court. (Plan § 7.2.)

3.	Section 1129(a)(2) — Compliance with Applicable Provisions of the Bankruptcy Code.

The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Solicitation Procedures Order and the Disclosure Statement Order. Votes with respect to the Plan were solicited in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures Order and the Disclosure Statement Order, including the inclusion of a letter from the Asbestos Claimants’ Committee and the Future Claimants’ Representative recommending acceptance of the Plan in the solicitation packages. The Debtors, the Reorganized Debtors, the Asbestos

Claimants’ Committee and the Future Claimants’ Representative, their respective members and each of their respective directors, officers, employees, agents, members and professionals, acting in such capacity, have acted in “good faith,” within the meaning of section 1125(e) of the Bankruptcy Code. (Krull Decl. ¶ 61.)

4.	Section 1129(a)(3) — Proposal of the Plan in Good Faith.

The Debtors, the Asbestos Claimants’ Committee and the Future Claimants’ Representative proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the formulation of the Plan. (See Krull Decl. ¶ 61.) Based on the evidence presented at the Confirmation Hearing, the Bankruptcy Court finds and concludes that the Plan has been proposed with the legitimate purpose of reorganizing the affairs of each of the Debtors and maximizing the returns available to creditors and other parties in interest. (Krull Decl. ¶ 61.) Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan is designed to allow each of the Debtors to reorganize by resolving certain pending disputes and proceedings and providing the Reorganized Debtors with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources and to fund necessary capital expenditures and otherwise conduct their businesses. (See Krull Decl. ¶ 61.) In particular, the Plan achieves a global resolution of Asbestos Personal Injury Claims. (See Krull Decl. ¶¶ 8, 10-11, 45.) Moreover, the Plan itself and the arms’ length negotiations among the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, CSFB, the Official Representatives, the Ad Hoc Bondholders’ Committee and the Ad Hoc Equity Holders’ Committee, among others, leading to the Plan’s formulation (including, without limitation, the Bank Holders’ steering committee support letter (appended to the Disclosure Statement as Appendix K), the Settlement Term Sheet and the Plan Support

Agreement), as well as the overwhelming support of creditors and Interest holders for the Plan, provide independent evidence of the Debtors’ and the other Plan Proponents’ good faith in proposing the Plan. (See Krull Decl. ¶ 61; Omni Voting Declaration, ¶ 13; Omni Asbestos Voting Declaration, Exhibit B; and FBG Voting Declaration, Exhibit A.)

5.	Section 1129(a)(4) — Court Approval of Certain Payments as Reasonable.

a. In accordance with section 1129(a)(4) of the Bankruptcy Code, no payment for services or costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incidental to the Chapter 11 Cases, including Claims for professional fees, has been or will be made by a Debtor other than payments that have been authorized by order of the Bankruptcy Court. (Krull Decl. ¶ 62.) Section 3.1 of the Plan provides for the payment of various Administrative Claims, including Claims for professional fees, which are subject to Bankruptcy Court approval and the standards of the Bankruptcy Code. (Plan §§ 3.1, 14.1.) In addition, the Indenture Trustee Fees and the fees and expenses of the trustees in respect of the Class A11 Claims, which are payable by the Debtors pursuant to Sections 3.3(c)(ii)(D) and 3.3(h)(ii)(A)(5) of the Plan, respectively, will be subject to a “reasonableness” standard and, upon any objection, review by the Bankruptcy Court. (Plan §§ 1.166, 3.3(c)(ii)(D) and 3.3(h)(ii)(A)(5).) As previously authorized by the Bankruptcy Court, the Debtors have paid, or will pay, the fees provided for under the Equity Commitment Agreement and in connection with the Exit Facility as set forth in the Senior Credit Facilities Letter and the attachments thereto, to the extent provided in the applicable orders of the Bankruptcy Court authorizing the payment of such fees. (Krull Decl. ¶ 62.)

b. In connection with the foregoing, Section 13.1(c) of the Plan provides that the Bankruptcy Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan. (Plan § 13.1(c).)

6.	Section 1129(a)(5) — Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

In the Disclosure Statement, the Plan, Schedule XIX to the Plan (as such was modified or supplemented at or prior to the Confirmation Hearing) and Exhibit F to the Plan, the Debtors have disclosed all necessary information regarding the Debtors’ and Reorganized Debtors’ officers and directors and, for the officers of Reorganized OCD who may constitute insiders, the compensation paid or to be paid as of the Effective Date. The appointment or continuance of the proposed directors and officers is consistent with the interests of the holders of Claims and Interests and with public policy. (Krull Decl. ¶ 63.)

7.	Section 1129(a)(6) — Approval of Rate Changes.

The Debtors’ current businesses do not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation. (Krull Decl. ¶ 64.)

8.	Section 1129(a)(7) — Best Interests of Holders of Claims and Interests.

Each holder of an impaired Claim that has not accepted the Plan will on account of such Claim, as demonstrated by the liquidation analyses included as Appendix C to the Disclosure Statement, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. (Kost Decl. ¶¶ 31-39.)

9.	Section 1129(a)(8) — Acceptance of the Plan by Each Impaired Class.

a. Pursuant to section 1129(a)(8) of the Bankruptcy Code, all classes of Claims and Interests have either accepted the Plan or are unimpaired. Specifically, Classes A3 through K3, A5, A6-A, A6-B, B6 through U6, A7 and I7, B8, A10 through U10, A11 and A12-A were entitled to vote on the Plan, and each such Class overwhelmingly voted to accept the Plan. (See Omni Voting Declaration, ¶ 13; Omni Asbestos Voting Declaration, Exhibit B; and FBG Voting Declaration, Exhibit A.) Although the Plan includes Classes L3 through U3 (Classes of Convenience Claims against various of the Subsidiary Debtors) in its classification structure, none of such Classes contains any Claims. Specifically, each of Classes N3 through U3 had been comprised of three Claims which had been asserted against each of the corresponding Debtors. The Debtors subsequently objected to each such Claim, and after proper notice and an opportunity for hearing before the Bankruptcy Court, each such Claim was reclassified in a Class other than Classes N3 through U3. Class M3 also contained the three Claims described in the preceding two sentences, and such Claims were reclassified pursuant to the same process described for Classes N3 through U3. In addition, Class M3 contained a Claim that was subsequently reclassified in Class M2-A when the holder of the Claim amended its proof of claim. Accordingly, none of Classes M3 through U3 contains any Claims, so section 1129(a)(8) of the Bankruptcy Code does not apply with respect to any such Class.

b. Classes A1 through U1, A2-A through U2-A, A2-B through U2-B, A4 through I4 and B12 through U12 are unimpaired under the Plan and, therefore, are deemed to have accepted the Plan. (Plan Art. III.) Accordingly, section 1129(a)(8) of the Bankruptcy Code has been satisfied with respect to all Classes of Claims and Interests.

c. Class A12-B is impaired and deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. As described below, the Plan satisfies the requirements of Section 1129(b) with respect to Class A12-B.

10.	Section 1129(a)(9) — Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

a. The Plan also meets the requirements regarding the payment of Administrative Claims, Priority Tax Claims and Other Priority Claims, as set forth in section 1129(a)(9) of the Bankruptcy Code.

b. Section 3.1(a) of the Plan as modified by the Confirmation Order provides that on the Effective Date, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (x) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (y) such other treatment as the applicable Debtor and such holder shall have agreed in writing. Section 3.1(a) as modified by the Confirmation Order further provides that on the Effective Date, letters of credit under the DIP Facility shall be refinanced under the Exit Facility. Section 3.1(b) of the Plan provides that, subject to certain bar date provisions in the Plan and unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which an Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim. (Plan § 3.1(b).) Also pursuant to Section 3.1(b) of the

Plan, holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses shall not be required to file or serve any request for payment of such Claims, as such liabilities shall be paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations. (Plan § 3.1(b).)

c. Section 3.1(c) of the Plan provides that except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Initial Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, at the sole discretion of the Debtors, (i) Cash equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments, having a value as of the Effective Date equal to such Allowed Priority Tax Claim (based upon interest at a rate of 4% per annum), over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based as the applicable Debtor and such holder shall have agreed in writing, subject, however, to certain settlements with certain governmental taxing authorities set forth in Section VII.B of the Confirmation Order, or (iii) such other treatment as the applicable Debtor and such holder shall have agreed in writing. (Plan § 3.1(c).)

11.	Section 1129(a)(10) — Acceptance By at Least One Impaired, Non-Insider Class.

As indicated in the Voting Declaration and as reflected in the record of the Confirmation Hearing, at least one Class of Claims that is impaired under the Plan has voted to accept the Plan, determined without including the acceptance by any insider, with respect to all

Reorganized Debtors under the Plan. Among other Classes, Class A5 (OCD Bondholders Claims), Class A7 (OC Asbestos Personal Injury Claims), Class B8 (FB Asbestos Personal Injury Claims) and Classes C6 through U6 (General Unsecured Claims against the various other Debtors), which are not insider Classes and are impaired Classes under the Plan, have each voted to accept the Plan. (See Omni Voting Declaration, ¶ 13; Omni Asbestos Voting Declaration, Exhibit B; and FBG Voting Declaration, Exhibit A.) With respect to Class A5, there are sufficient votes in favor of the Plan that, even after hypothetically excluding the votes of those Bondholders that are parties to the Plan Support Agreement, Class A5 would have satisfied the requirements of section 1126(c) of the Bankruptcy Code for acceptance of a plan by an impaired class of creditors. (FBG Voting Declaration, Exhibit A.)

12.	Section 1129(a)(11) — Feasibility of the Plan.

Although the Debtors’ businesses operate in highly competitive industries and markets, and although it is impossible to predict with certainty the precise future profitability of the Debtors’ businesses or industries and markets in which the Debtors operate, as demonstrated by the Debtors’ financial projections contained in Appendix B to the Disclosure Statement and the evidence in the record, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan. (Kost Decl. ¶ 10.) Based upon all of the evidence in the record, including the Declaration of Robert S. Kost, upon the Effective Date, the Reorganized Debtors will have sufficient operating cash and liquidity to meet their financial obligations under the Plan and to fund ongoing business operations. (Kost Decl. ¶¶ 10, 43; Krull Decl. ¶¶ 65, 71.)

13.	Section 1129(a)(12) — Payment of Bankruptcy Fees.

Section 14.3 of the Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. After the Effective Date, the Plan provides for the payment of all required fees pursuant to section 1930 of title 28 of the United States Code or any other statutory requirement and compliance with all statutory reporting requirements. (Plan § 14.3.)

14.	Section 1129(a)(13) — Retiree Benefits.

The Plan provides that except and to the extent previously assumed or rejected by an order of the Bankruptcy Court, on or before the Confirmation Date, but subject to the occurrence of the Effective Date, all employee compensation and benefit programs of the Debtors as amended or modified, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except for (i) executory contracts or plans specifically rejected pursuant to the Plan, and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors may pay all “retiree benefits” (as defined in section 1114(a) of the Bankruptcy Code) in accordance with the terms and conditions of the particular plans or contracts governing such benefits. (Plan § 5.19(a).)

15.	Section 1129(b) — Confirmation of the Plan Over the Nonacceptance of an Impaired Class.

a. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that Class A12-B is Impaired and deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. 11 U.S.C. § 1129(b)(1). In the

present case, the “fair and equitable” requirement of section 1129(b)(2)(C) is satisfied with respect to Class A12-B because: (i) there are no classes junior to Class A12-B that will receive any distributions under the Plan, and (ii) no Class of Claims or Interests senior to the Interests in Class A12-B will receive more than full payment on account of the Claims or Interests in such Class, as evidenced by the valuations and estimates in the Disclosure Statement. (Plan Art. II, III.) Accordingly, the Plan is “fair and equitable” with respect to Class A12-B.

b. The Plan also satisfies the “unfair discrimination” requirements of section 1129(b)(1) with respect to Class A12-B because there are no other classes with similar legal rights to those of Class A12-B. (Plan Art. II, III.) The other Class of Interests in OCD, Class A12-A (Existing OCD Common Stock), has different legal rights than Class A12-B, which consists of all OCD Interests other than Existing OCD Common Stock. (Id.) More specifically, Class A12-B consists primarily of Existing OCD Options and any other rights to acquire stock or options in OCD. (Id.) These options and any other rights to acquire stock or options, which comprise Class A12-B, are not of equal rank to the Existing OCD Common Stock in Class A12-A. Accordingly, the Plan’s separate classification and treatment of Class A12-B Interests is consistent with the legal entitlements and priorities of such Interests, and the Plan does not discriminate unfairly with respect to Class A12-B. Based on the foregoing, the requirements of section 1129(b) are satisfied with respect to Class A12-B.

16.	Section 1129(d) — Purpose of Plan.

The principal purpose of the Plan is not avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, and there has been no filing by any governmental unit asserting such avoidance.

D.	THE ASBESTOS PERSONAL INJURY TRUST AND THE ASBESTOS PERMANENT CHANNELING INJUNCTION COMPLY WITH SECTION 524(g) OF THE BANKRUPTCY CODE.

The Plan comports with the Bankruptcy Code’s requirements for issuance of an injunction to enjoin entities from taking legal action to recover, directly or indirectly, payment in respect of asbestos-related claims or Demands against the Reorganized Debtors or their property.

1.	The Asbestos Personal Injury Trust Satisfies the Requirements of Section 524(g)(2)(B)(i) of the Bankruptcy Code.

a. The Asbestos Personal Injury Permanent Channeling Injunction is to be implemented in connection with the Asbestos Personal Injury Trust and the Plan.

b. All of the asbestos personal injury claims or lawsuits at issue in these Chapter 11 Cases are claims or lawsuits against either OCD or Fibreboard. (Krull Decl. ¶ 66.) As of the Petition Date, OCD and Fibreboard had been named as defendants in hundreds of thousands of personal injury or wrongful death actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products. (Krull Decl. ¶¶ 29-35, 66.)

c. Pursuant to Section 10.4(a) of the Plan and any other relevant provisions of the Plan, the Asbestos Personal Injury Trust, as of the Effective Date, shall assume any and all obligations, liability and responsibility for the OC Asbestos Personal Injury Claims, and upon such assumption, the Reorganized Debtors, the OC Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) and property shall have no further financial or other obligations, responsibility or liability for any OC Asbestos Personal Injury Claims.

d. Pursuant to Section 10.4(b) of the Plan and any other relevant provisions of the Plan, the Asbestos Personal Injury Trust, as of the Effective Date, shall assume any and all obligations, liability and responsibility for the FB Asbestos Personal Injury Claims, and, upon such assumption, the Reorganized Debtors, the FB Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) and property shall have no further financial or other obligation, responsibility or liability for any FB Asbestos Personal Injury Claims.

e. On the Effective Date, the OC Sub-Account of the Asbestos Personal Injury Trust is to be funded with Cash, the OCD Insurance Escrow, the OC Asbestos Personal Injury Liability Insurance Assets, and certain payments due under the AIG Settlement Agreement, the Affiliated FM Settlement Agreement and the Century Settlement Agreement, and by the obligation of Reorganized OCD to make future payments. Section 3.3(f)(iii)(A) of the Plan further provides that the Asbestos Personal Injury Trust will be funded in part by the Contingent Note and the potential distribution of the Reserved New OCD Shares. (Plan § 3.3(f)(iii)(A)) In all, the Debtors estimate that 28.2 million shares of New OCD Common Stock and up to $4,131.2 million in Cash, including approximately $1,318 million from the Fibreboard Settlement Trust and no less than $173 million from the OCD Insurance Escrow and certain other restricted Cash, will potentially be distributed to the Asbestos Personal Injury Trust pursuant to the Plan on and after the Effective Date. (Discl. Stat., App. I.)

f. The FB Sub-Account of the Asbestos Personal Injury Trust is to be funded in whole or in part with the Existing Fibreboard Insurance Settlement Trust Assets, the Committed Claims Account, the FB Sub-Account Settlement Payment and the FB/OC Asbestos Settlement Payment.

g. The Plan satisfies, among other things, section 524(g)(2)(B)(i)(III) of the Bankruptcy Code. Specifically, the Asbestos Personal Injury Trust, by the exercise of rights granted under the Plan, including the Trust Stock Pledge, would be entitled to own, if specified contingencies occur, a majority of the voting shares of Reorganized Owens Corning

(which, in turn, would indirectly own, as of the Effective Date, 100% of the outstanding shares of Reorganized Fibreboard). Without limiting the foregoing, as set forth in Sections 1.96 and 1.313 of the Plan, Schedule XX of the Plan, and Exhibits N and Q of the Plan, the Asbestos Personal Injury Trust shall have the right to obtain 51 percent of the voting stock of Reorganized Owens Corning (and any other entities listed on Schedule I to the Trust Stock Pledge), under the Trust Stock Pledge, exercisable upon the occurrence of a payment default and certain other specified contingencies. (Plan §§ 1.96 and 1.313; Plan Sch. XX; Plan Ex. N and Q.)

h. In light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust on behalf of each Protected Party, the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Asbestos Personal Injury Claims against any Protected Party, and is consistent in all respects with section 524(g) of the Bankruptcy Code.

2.	The Asbestos Personal Injury Trust Satisfies the Requirements of Section 524(g)(2)(B)(ii) of the Bankruptcy Code.

a. The findings of fact set forth in sections I.A.1-8 hereof are incorporated herein by reference.

b. Based on the long latency period of asbestos-related diseases and the substantial number of asbestos-related personal injury lawsuits that had been asserted in the past and that remained unresolved on the Petition Date, the Debtors, either directly or indirectly, likely would be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to (a) OC Asbestos Personal Injury Claims and (b) FB Asbestos Personal Injury Claims, respectively, that are addressed by the Asbestos Personal Injury Permanent Channeling Injunction. (Krull Decl. ¶ 67.) Moreover, in light of the inherent uncertainties regarding such future Demands, the actual number and amounts of such future Demands to which the Debtors would be subject, and the timing of assertion of such Demands, cannot be determined with specificity at this time. (Krull Decl. ¶ 67.)

c. If the holders of asbestos-related Demands are able to pursue such Demands outside of the Asbestos Personal Injury Trust Distribution Procedures, then the holders of such Demands would likely have to pursue their claims in the tort system on an individual basis, which, because of the vagaries inherent in litigation, could produce inconsistent results. (Krull Decl. ¶ 68; McMonagle Decl. ¶ 20.) Further, the majority of asbestos personal injury liability relates to Demands, and estimates of the predicted liability for such Demands encompasses an extraordinarily wide range of values. There is a risk that, at some point in the future, Demands would go unsatisfied. (Krull Decl. ¶ 68.) Accordingly, the pursuit of asbestos-related Demands against the Debtors, the Reorganized Debtors or their property outside of the Asbestos Personal Injury Trust Distribution Procedures contemplated by the Plan would likely threaten the Plan’s purpose to deal equitably with Asbestos Personal Injury Claims, including future asbestos-related Demands. (Krull Decl. ¶ 68; McMonagle Decl. ¶¶ 20.)

d. The terms of the Asbestos Permanent Channeling Injunction, including any provisions barring actions against third parties (including, for example, the Protected Parties) pursuant to section 524(g)(4)(A) of the Bankruptcy Code, are set out in conspicuous language in the Plan and in the Disclosure Statement. (Plan §§ 1.26, 1.240 and 5.17(b); Disclosure Statement at i.)

e. The Debtors designated, in Classes A7 and B8, separate Classes of claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust. Of the holders of Asbestos Personal Injury Claims in Classes A7 and B8 that voted, over 99 percent of such holders, respectively, voted in favor of the Plan. (Plan Art. II; Omni Asbestos Voting Declaration, Exhibit B.)

f. Also, as set forth in Article X of the Plan, Exhibit D of the Plan (Asbestos Personal Injury Trust Agreement) and Exhibit D-1 of the Plan (Asbestos Personal Injury Trust Distribution Procedures), all Asbestos Personal Injury Claims shall be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. Accordingly, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of present Claims and Demands, or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust will value, and be in a financial position to pay, present Claims and Demands that involve similar Claims in substantially the same manner. (McMonagle Decl. ¶¶ 17-27; Plan Art. X; Plan Ex. D and D-1.)

3.	The Extension of the Asbestos Personal Injury Permanent Channeling Injunction to Third Parties Is Appropriate.

a. Sections 1.243 and 5.17(b) of the Plan contemplate that, in addition to protecting the Debtors, the Reorganized Debtors and their respective Related Persons (but, with respect to Related Persons, solely to the extent set forth on Schedule X to the Plan, including, without limitation, each of the Restructuring Affiliates), the Asbestos Personal Injury Permanent Channeling Injunction will be extended to protect the following nondebtor-related parties and third parties:

i. any Person that, pursuant to the Plan or after the Effective Date, becomes a joint venture affiliated party of or direct or indirect transferee of, or successor to, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a transferee or successor);

ii. any Person that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust, including, without limitation, any Person that makes a loan pursuant to the Exit Facility (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired);

iii. any Person to the extent such Person is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust on account of Asbestos Personal Injury Claims by reason of one or more of the following:

(x) such Person’s ownership of a financial interest in any of the Debtors or Reorganized Debtors, a past or present Affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X to the Plan;

(y) such Person’s involvement in the management of any predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X to the Plan; or

(z) such Person’s service as an officer, director, or employee, or involvement in the management, of any of the Debtors, the Reorganized Debtors, or any Interested Party;

iv. any past, present or future purchaser or other transferee of the assets or business, in whole or in part, or all of the outstanding capital stock, of any one or more of the Debtors, Reorganized Debtors, or past or present Affiliates of the Debtors or Reorganized Debtors, however effectuated, by operation of law or otherwise, and any Related

Person of such purchaser or transferee, to the extent set forth in Schedule VI to the Plan and any direct or indirect purchaser or other transferee of the assets or business, in whole or in part, or all of the outstanding capital stock, of any one or more of the Debtors, Reorganized Debtors, an OC Person, FB Person or Restructuring Affiliate, which purchase or transfer occurs on or after the Effective Date, however effectuated, by operation of law or otherwise, and any Related Person of such purchaser or transferee, but, with respect to this subsection (vi), only to the extent that liability is asserted to exist by reason of such Person becoming or being such a purchaser, transferee or successor;

v. the Hartford Entities, to the extent set forth in the Hartford Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Hartford Policies;

vi. the Mt. McKinley Entities, to the extent set forth in the Mt. McKinley Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Mt. McKinley Policies;

vii. the AXA Entities, to the extent set forth in the AXA Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the AXA Policies;

viii. the Affiliated FM Entities, to the extent set forth in the Affiliated FM Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Affiliated FM Policy;

ix. the AIG Company Entities, to the extent set forth in the AIG Companies Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the AIG Policies;

x. the Allianz Entities, to the extent set forth in the Allianz Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Allianz Policies;

xi. the Royal Entities, to the extent set forth in the Royal Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Royal Policies;

xii. the Century Entities, to the extent set forth in the Century Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Century Policies; or

xiii. such other insurance companies, liquidators of insolvent insurance companies, and state guaranty associations, to the extent set forth in Schedule VII to the Plan, and with respect to liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims, but only if and to the extent that any such insurance company, liquidator, or guaranty association has entered into a settlement agreement with one or more of the Debtors with respect to liability for Asbestos Personal Injury Claims or Resolved Asbestos Personal Injury Claims prior to the Effective Date, or such later date to which the Plan Proponents may agree, and such agreement expressly provides either for the payment by any such Person of insurance or other proceeds to the Asbestos Personal Injury Trust, whether directly or indirectly, for the comprehensive release of such Person’s further liability for Asbestos Personal Injury Claims or Resolved Asbestos Personal Injury Claims or for such Person’s entitlement to the protection of the Asbestos Permanent Channeling Injunction in the Chapter 11 Cases as a Protected Party, provided further, for the avoidance of doubt, that no insurer or insurance-related entity shall be deemed a Protected Party to the extent that such insurer or entity either issued or has otherwise succeeded to responsibility for (as successor, liquidator, guaranty association, or otherwise) the policies listed in Schedule XVI to the Plan.

b. Each Protected Party is identifiable from the terms of the Asbestos Personal Injury Permanent Channeling Injunction by name or as part of an identifiable group. Identifying or describing each Protected Party in the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust by or on behalf of any such Protected Party.

c. The extension of the Asbestos Permanent Channeling Injunction to third parties is consistent with section 524(g)(4)(A)(ii) of the Bankruptcy Code.

4.	The Interests of Future Asbestos Claimants were Represented by the Asbestos Personal Injury Futures Representative.

In accordance with section 524(g)(4)(B)(i) of the Bankruptcy Code, the Future Claimants’ Representative was appointed as part of the proceedings leading to the issuance of the Asbestos Personal Injury Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos Personal Injury Permanent Channeling Injunction and channeled to and assumed by the Asbestos Personal Injury Trust. The Future Claimants’ Representative has in all respects fulfilled his duties, responsibilities, and obligations as the future representative in accordance with section 524(g) of the Bankruptcy Code.

5.	Entry of the Asbestos Permanent Channeling Injunction Is Fair and Equitable with Respect to Future Asbestos Claimants.

The Asbestos Personal Injury Trust is to use its assets and income to pay Asbestos Personal Injury Claims. In light of the substantial contributions to be made to the Asbestos Personal Injury Trust by or on behalf of the Protected Parties, entry of the Asbestos Permanent Channeling Injunction, and the naming of the Protected Parties therein, is fair and equitable with respect to persons that might subsequently assert future asbestos-related Demands. (McMonagle Decl. ¶ 21.)

E.	THE SUPPLEMENTAL BANK HOLDERS’ INJUNCTION SATISFIES THE REQUIREMENTS OF SECTION 105(a) OF THE BANKRUPTCY CODE.

1. Pursuant to section 105(a) of the Bankruptcy Code, in conjunction with the resolution of the Bank Holders’ Allowed Claims against the various Debtors and claims against certain of the Non-Debtor Subsidiaries, Section 5.16(e) of the Plan permanently, forever and completely stays, restrains, prohibits, bars and enjoins each holder of a Bank Holders Claim from taking any Enjoined Action against any of the Non-Debtor Subsidiaries with respect to any obligations, liabilities or responsibilities whatsoever arising under or related to the 1997 Credit Agreement, any of the guaranties, instruments or other documents executed or delivered in connection therewith, or otherwise, effective immediately upon the Debtors’ delivery of the Initial Bank Holders’ Distribution.

2. The supplemental injunction against the Bank Holders is necessary to, among other things, protect the Non-Debtor Subsidiaries who are guarantors under the 1997 Credit Agreement from any assertions of claims under the 1997 Credit Agreement by any Bank Holders against the Non-Debtor Subsidiaries, notwithstanding the deemed unimpairment of the Bank Holders’ Claims under the Plan and the entry of the Final Bank Unimpairment Order. Absent such injunction, individual Bank Holders could potentially assert claims against Non-Debtor Subsidiaries under the 1997 Credit Agreement, despite the unimpaired treatment provided under the Plan in respect of the Bank Holders’ Claims. (Krull Decl. ¶ 70.)

3. The supplementary injunction is in furtherance of, and consistent with, the terms of the Final Bank Unimpairment Order. (Krull Decl. ¶ 70.) For all the foregoing reasons, the issuance of such injunction is appropriate under section 105(a) of the Bankruptcy Code.

F.	THE SUPPLEMENTAL INSURERS’ INJUNCTION SATISFIES THE REQUIREMENTS OF SECTION 105(a) OF THE BANKRUPTCY CODE.

Pursuant to Section 105(a) of the Bankruptcy Code, in conjunction with the resolution of coverage disputes with the Hartford Entities, the Mt. McKinley Entities, the AIG Company Entities, the Affiliated FM Entities, the Allianz Entities and the Century Entities, section 5.16(d) of the Plan provides for supplemental injunctions with respect to each such group of entities. These supplemental injunctions are consistent with the terms of the settlement agreements with each of the Hartford Entities, the Mt. McKinley Entities, the AIG Company Entities, the Affiliated FM Entities, the Allianz Entities and the Century Entities, which agreements were approved by the Bankruptcy Court after notice and a hearing. Under each settlement, the insurers are making payments, to be contributed to the Asbestos Personal Injury Trust, in resolution of coverage disputes concerning Asbestos Personal Injury Claims. For all the foregoing reasons and the reasons set forth in the various motions seeking approval of the settlement agreements, among others, the issuance of such injunctions is appropriate under section 105(a) of the Bankruptcy Code.

G.	COMPREHENSIVE SETTLEMENT OF CLAIMS AND CONTROVERSIES.

1. Based upon the representations and arguments of counsel for the Debtors and all other testimony either actually given or proffered at the Confirmation Hearing or prior hearings and the full record of these Chapter 11 Cases, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, the Bankruptcy Court finds that, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the injunctions, releases, exculpations, indemnifications and discharges set forth in Sections 5.5, 5.16, 5.17, 7.6, 10.7, and 14.9 of the Plan, constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim, Asbestos Personal Injury Claim or Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim, Asbestos Personal Injury Claim or Interest. (Krull Decl. ¶ 56.)

2. Moreover, based upon the Declarations and the representations and arguments of counsel for the Debtors and all other testimony either actually given or proffered at the Confirmation Hearing or prior hearings relating to the negotiations leading to, among other things, the Bank Holders’ steering committee support letter (appended to the Disclosure Statement as Appendix K), the Settlement Term Sheet, the Plan Support Agreement and ultimately the Plan, the Plan constitutes a fair and reasonable, good faith settlement and compromise of all claims or controversies relating to the rights of holders of Claims against and Interests in the Debtors, including the Bank Holders and the parties to the Settlement Term Sheet and the Plan Support Agreement, and their respective constituents. (Krull Decl. ¶ 56.)

H.	SATISFACTION OF CONDITIONS TO CONFIRMATION.

1. Section 12.1 of the Plan contains conditions precedent to Confirmation that must be satisfied or duly waived by the Plan Proponents. Pursuant to these Findings and Conclusions and the Confirmation Order, each of the conditions precedent set forth in Section 12.1(b) through and including Section 12.1(l) of the Plan has been satisfied or duly waived.

2. Concerning the establishment of the Asbestos Personal Injury Trust and the issuance of the Asbestos Personal Injury Permanent Channeling Injunction, among other things, the Bankruptcy Court specifically finds:

a. The Asbestos Personal Injury Permanent Channeling Injunction is to be implemented in connection with the Asbestos Personal Injury Trust and the Plan.

b. As of the Petition Date, OC and Fibreboard had been named as defendants in personal injury and wrongful death actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

c. The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the OC Persons with respect to OC Asbestos Personal Injury Claims, and upon such assumption, the Reorganized Debtors, the OC Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) and their property shall have no liability for any OC Asbestos Personal Injury Claims.

d. The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the FB Persons with respect to FB Asbestos Personal Injury

Claims, and, upon such assumption, the Reorganized Debtors, the FB Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) and their property shall have no liability for any FB Asbestos Personal Injury Claims.

e. The OC Sub-Account of the Asbestos Personal Injury Trust is to be funded in whole or in part with Cash, New OCD Common Stock, the OCD Insurance Escrow, the OC Asbestos Personal Injury Liability Insurance Assets, and certain payments due under the AIG Settlement Agreement, the Affiliated FM Settlement Agreement and the Century Settlement Agreement, and by the obligation of Reorganized OCD to make future payments.

f. The FB Sub-Account is to be funded in whole or in part with the Existing Fibreboard Insurance Settlement Trust Assets, the Committed Claims Account, and the FB Sub-Account Settlement Payment and the FB/OC Asbestos Settlement Payment.

g. The Plan satisfies, among other things, section 524(g)(2)(B)(i)(III) of the Bankruptcy Code.

h. In light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust on behalf of each Protected Party, the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Asbestos Personal Injury Claims against any Protected Party, and is consistent in all respects with section 524(g) of the Bankruptcy Code.

i. The Debtors are likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to (a) OC Asbestos Personal Injury Claims and (b) FB Asbestos Personal Injury Claims, respectively, that are addressed by the Asbestos Personal Injury Permanent Channeling Injunction.

j. In light of the inherent uncertainties regarding such future Demands, the actual number and amounts of such future Demands to which the Debtors would be subject, and the timing of assertion of such Demands, cannot be determined with specificity at this time.

k. Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and Demands.

l. The terms of the Asbestos Personal Injury Permanent Channeling Injunction, including any provisions barring actions against the Protected Parties pursuant to section 524(g)(4)(A), are set forth in conspicuous language in the Plan and in the Disclosure Statement previously approved by this Court.

m. The Plan establishes, in Classes A7 and B8, separate Classes of claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.

n. Class A7 and Class B8 claimants have each voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

o. Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of present Claims and Demands, or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust will value, and be in a financial position to pay, present Claims and Demands that involve similar Claims in substantially the same manner.

p. The Future Claimants’ Representative was appointed as part of the proceedings leading to the issuance of the Asbestos Personal Injury Permanent Channeling

Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos Personal Injury Permanent Channeling Injunction and channeled to and assumed by the Asbestos Personal Injury Trust. The Future Claimants’ Representative has in all respects fulfilled his duties, responsibilities, and obligations as the future representative in accordance with section 524(g) of the Bankruptcy Code.

q. Identifying or describing each Protected Party in the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust by or on behalf of any such Protected Party.

r. The Plan complies in all respects with section 524(g) of the Bankruptcy Code.

s. The Asbestos Personal Injury Trust is to use its assets and income to pay Asbestos Personal Injury Claims.

t. The Plan and its exhibits constitute a fair, equitable, and reasonable resolution of the liabilities of the Debtors for Asbestos Personal Injury Claims.

u. The confirmation and consummation of the Plan, including the discharge of the Debtors pursuant to the Plan and the issuance of Asbestos Personal Injury Permanent Channeling Injunction, shall not provide the insurers a defense to liability for insurance coverage based upon the alleged elimination of the liability of the insured(s).

v. The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the OC Asbestos Personal Injury Liability Insurance Assets are not eliminated or diminished by (i) the discharge, release and extinguishment of all the liabilities of the Debtors or Reorganized Debtors pursuant to the Plan in respect to the OC Asbestos Personal Injury Claims; (ii) the assumption of liability for the OC Asbestos Personal Injury Claims by the Asbestos Personal Injury Trust; or (iii) the transfer pursuant to the Plan of such rights to the OC Asbestos Personal Injury Liability Insurance Assets as OC may have.

w. All insurers of the Debtors affording insurance coverage that is the subject of the OC Asbestos Personal Injury Insurance Assets have been given notice and an opportunity to be heard on matters relating to the Plan and its Exhibits.

x. The injunctive protections afforded by the Plan to the insurance-related entities referenced in the definition of “Protected Party” in Section 1.245(vii) through (xiv) of the Plan satisfy the conditions set forth in the referenced settlement agreements for the release of escrowed funds and payments to the Asbestos Personal Injury Trust as directed in the Plan, and the Asbestos Personal Injury Trust shall not attempt to interfere with or circumvent those injunctive protections.

y. The Asbestos Personal Injury Permanent Channeling Injunction and each of the other injunctions set forth in Sections 5.16 and 5.17 of the Plan are essential to the Plan and the Debtors’ reorganization efforts.

z. OCD’s entry into the Collar Agreements, the assignment of the Collar Agreements by OCD to Reorganized OCD and the assignment of OCD’s rights and obligations, subject to the exceptions set forth therein, under the Collar Agreements to the Asbestos Personal Injury Trust, and any exercise of the Put Options and the Call Options and consummation of the transactions contemplated by such exercise by the Asbestos Personal Injury Trust is and shall be exempt from, or otherwise does not and shall not violate, any corporate policy or other rules or regulations of OCD, Reorganized Owens Corning or Reorganized OCD (as applicable) that may be applicable to the Asbestos Personal Injury Trust, including, without limitation, Reorganized OCD’s window period policy.

II.	CONCLUSIONS OF LAW.

A.	JURISDICTION AND VENUE.

The Bankruptcy Court and the District Court have jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Each of the Debtors was and is qualified to be a debtor under section 109 of the Bankruptcy Code. Venue of the Chapter 11 Cases in the United States Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper. The Bankruptcy Court has jurisdiction to enter a final order with respect thereto, except to the extent of the requirements of section 524(g) of the Bankruptcy Code for issuance or affirmance of the Confirmation Order by the District Court.

B.	MODIFICATIONS TO THE PLAN.

The Modifications do not materially or adversely affect or change the treatment of any Claim against or Interest in any Debtor. Pursuant to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, the Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against or Interests in the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court. Disclosure of the August 17

Modifications as part of the Plan Supplement Materials, and the September 11 Modifications, the September 14 Modification and the September 15 Modifications as part of the Debtors’ September 11, September 14 and September 15 filings, respectively, constitutes due and sufficient notice thereof under the circumstances of the Chapter 11 Cases. Accordingly, the Plan (as modified) is properly before the Bankruptcy Court and all votes cast with respect to the Plan prior to the Modifications shall be binding and shall be deemed to be cast with respect to the Plan as modified.

C.	EXEMPTIONS FROM TAXATION.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security contemplated by the Plan (including, without limitation, any and all of the Unsubscribed Shares, the Rights Offering Shares, the Reserved New OCD Shares, the Class A11 Warrants, the Class A12-A Warrants and any shares of New OCD Common Stock issued upon exercise or exchange of the Class A11 Warrants or the Class A12-A Warrants, the Rights (if, and to the extent, applicable), and any and all New OCD Common Stock (or appropriate equivalent interests) and options to purchase shares of New OCD Common Stock granted under or in connection with the Employee Arrangements and Management and Director Arrangements) or the making or delivery of any instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

D.	EXEMPTIONS FROM SECURITIES LAWS.

1. Pursuant to Section 5.7(c) of the Plan, the issuance and distribution of any and all of (i) the New OCD Securities, including, without limitation, any and all of the Unsubscribed Shares, the Rights Offering Shares, the Reserved New OCD Shares, the Class A11 Warrants, the Class A12-A Warrants and any shares of New OCD Common Stock issued upon exercise or exchange of the Class A11 Warrants or the Class A12-A Warrants, (ii) the Rights (if, and to the extent, applicable), (iii) any and all New OCD Common Stock (or appropriate equivalent interests) and options to purchase shares of New OCD Common Stock granted under or in connection with the Employee Arrangements and Management and Director Arrangements, and (iv) any other stock, options, warrants, conversion rights, rights of first refusal or other related rights, contractual, equitable or otherwise, issued, authorized or reserved under or in connection with the Plan, shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities law to the fullest extent permissible under applicable non-bankruptcy law and under bankruptcy law, including, without limitation, section 1145 of the Bankruptcy Code. Moreover, pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act of 1933, or any other applicable state or federal securities law, the Rights, and the offering and sale of securities under the Rights Offering, are exempt from section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker dealer in, a security.

2. The Debtors, the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, the Investor, the Backstop Providers, the Ad Hoc Bondholders’ Committee, the Ad Hoc Equity Holders’ Committee, CSFB, as agent under the 1997 Credit Agreement, and the agents to the lenders under the Exit Facility (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys), as applicable, have, and upon Confirmation of the Plan are deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions under the Plan described in clauses (i) through (iv) of the immediately preceding paragraph, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

As set forth in Section I.C above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

F.	COMPLIANCE WITH SECTION 524(g) OF THE BANKRUPTCY CODE.

As set forth in Section I.D above, the Plan complies in all respects with the applicable requirements of section 524(g) of the Bankruptcy Code.

G.	PROPRIETY OF VARIOUS AGREEMENTS AND PLAN-RELATED DOCUMENTS.

1. In light of the extensive litigation in these Chapter 11 Cases and based on the evidentiary record presented at the Confirmation Hearing, the terms of the Settlement Term Sheet, the Plan Support Agreement and the Bank Holders’ steering committee support letter (appended to the Disclosure Statement as Appendix K), in each case as incorporated in the Plan, are fair, reasonable and adequate, in accordance with applicable United States Supreme Court and Third Circuit law. See Protective Comm. for Indep. Stockholders of TMT Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968); Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d. Cir. 1996); Krull Decl. ¶ 55.

2. In light of all of the circumstances and the record in these Chapter 11 Cases, each of the Restructuring Transactions, each of the other transactions identified in Article V of the Plan, each of the transactions contemplated by or referenced in the Plan-Related Documents (as defined below) and the creation of the Asbestos Personal Injury Trust is integral to the terms, conditions and settlements contained in the Plan and is critical to the effectuation of the purposes of the Plan. (Krull Decl. ¶ 72.) All contracts, instruments, releases, agreements and documents related to, or necessary to implement, effectuate and consummate, the Plan, including (a) each of the contracts, instruments, agreements and documents to be executed and delivered in connection with the Restructuring Transactions; (b) each of the Amended and Restated Certificate of Incorporation of Owens Corning, the Amended and Restated Bylaws of Owens Corning, and the new or amended certificates of incorporation and bylaws or comparable constituent documents of the other Reorganized Debtors; (c) each of the Rights Offering Documents; (d) the Trust Registration Rights Agreement; (e) each of the Collar Agreements; (f) each of the Class A11 Warrants and the Class A12-A Warrants; (g) the Plan Support Agreement; (h) each of the Contingent Note, the Trust Note and the Trust Stock Pledge; (i) all agreements and documents to be executed and delivered in connection with the Asbestos Personal Injury Trust; and (j) that certain Credit Agreement, to be entered into by and among Reorganized OCD, Citibank, N.A., as Administrative Agent, and the Lenders from time to time party thereto, among other parties (the “Exit Facility Credit Agreement”), all other contracts, instruments, agreements and documents to be executed and delivered by any Debtor, Reorganized Debtor or Restructuring Affiliate in connection with the Exit Facility Credit Agreement, and all contracts, instruments, agreements or documents as any Debtor, Reorganized Debtor or Restructuring Affiliate may execute and deliver in connection with the issuance of the Senior Notes (collectively, the “Plan-Related Documents”), are valid, proper and reasonable under the circumstances and due and sufficient notice thereof has been provided in connection with, among other things, approval of the Disclosure Statement and confirmation of the Plan.

H.	GOOD FAITH NEGOTIATION, IMPLEMENTATION AND CONSUMMATION.

The Debtors, the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, the Investor, the Backstop Providers, the Ad Hoc Bondholders’ Committee, the Ad Hoc Equity Holders’ Committee, CSFB, as agent under the 1997 Credit Agreement, and the agents to the lenders under the Exit Facility, as applicable, participated in good faith in negotiating, at arm’s length, the Plan and all contracts, instruments, releases, agreements and documents related to or necessary to implement, effectuate and consummate the Plan, including (a) all contracts, instruments, agreements and documents to be executed and delivered in connection with the Restructuring Transactions; (b) the new or amended certificates of incorporation and bylaws or comparable constituent documents of the Reorganized Debtors; (c) the Rights Offering Documents; (d) the Trust Registration Rights Agreement; (e) the Collar Agreements; (f) the Class A11 Warrants and the Class A12-A Warrants; (g) the Plan Support Agreement; (h) the Contingent Note and the Trust Stock Pledge; (i) all agreements and documents to be executed and delivered in connection with the Asbestos Personal Injury Trust, and (j) the Exit Facility and the Senior Notes, and all other contracts, instruments, agreements and documents to be executed and delivered by any Debtor or Reorganized Debtors in connection therewith. Each of the Debtors, the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, the Investor, the Backstop Providers, the Ad Hoc Bondholders’ Committee, the Ad Hoc Equity Holders’ Committee, CSFB, as agent under the 1997 Credit Agreement, and the agents to the lenders under the Exit Facility also participated in good faith in each of the actions taken to bring about, and in satisfying each of the conditions precedent to, confirmation and consummation. (Krull Decl. ¶ 61.) In so determining, the Court has examined, among other things, the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the record of this proceeding and the Plan and all related pleadings, exhibits, statements and comments regarding Confirmation.

I.	ASSUMPTION OF EXECUTORY AND POST-PETITION CONTRACTS AND UNEXPIRED LEASES AND THE INDEMNIFICATION OBLIGATIONS.

The assumption by the Debtors of all existing executory and post-petition contracts and unexpired leases, with the exception of any contracts or leases listed on Plan Schedule IV, is both beneficial and necessary to the Debtors’ and Reorganized Debtors’ business operations upon and subsequent to emergence from chapter 11. (Krull Decl. ¶ 73.) The assumption of these executory and post-petition contracts and unexpired leases pursuant to the Plan is a sound exercise of the Debtors’ business judgment and is in the best interest of the Debtors, their estates, and their creditors. Id. Based upon, among other things, the Reorganized Debtors’ anticipated financial wherewithal after the Effective Date, including, without limitation, the operating cash and liquidity available to the Reorganized Debtors under the Exit Facility to fund their post-emergence business operations, each Reorganized Debtor and Affiliate or subsidiary of any Reorganized Debtor, including, without limitation, each Restructuring Affiliate, that is assuming a contract or lease pursuant to the Plan, or to which a contract or lease is being assigned pursuant to the Plan or the Restructuring Transactions, has demonstrated that it will be fully capable of performing under the terms and conditions of the respective contract or lease to be assumed or assumed and assigned on a going forward basis. (Krull Decl. ¶ 74.) In addition, the assumption by the Debtors of the Indemnification Obligations pursuant to the Plan and the proposed preservation of such obligations post-emergence is of fundamental importance to the Debtors’ reorganization process, is a sound exercise of the Debtors’ business judgment and is in the best interest of the Debtors, their estates, and their creditors. (Krull Decl. ¶¶ 75-76, 80.)

J.	OBJECTIONS TO THE PLAN.

The Bankruptcy Court concludes that all other objections to the Plan not otherwise withdrawn at or prior to the Confirmation Hearing should be, and hereby are, overruled for the reasons the Bankruptcy Court articulated on the record at the Confirmation Hearing and/or set forth in the Debtors’ Memorandum of Law in support of confirmation of the Plan.

The only objection not withdrawn or resolved prior to or during the confirmation hearing was that filed on behalf of Joel Ackerman (Owens Corning’s Deutschemark 71/4 Debentures, Dkt. No. 19107). The objection contended that the Deutschemark 71/4 Debentures were improperly subordinated to the Bank Holders’ claims and demanded that the Bank Holders turn over three percent of their distribution under the plan to these debenture holders. The objection was overruled inasmuch as it was based on an erroneous construction of the underlying contract, particularly an equal and ratable clause in a Declaration of Undertaking, a document attached as an exhibit to Dkt. No. 19107, Exhibit 2. See Response Of Credit Suisse Cayman Islands Branch, Individually And As Agent, To Certain Objections To Confirmation Of Sixth Amended Joint Plan Of Reorganization For Owens Corning And Its Affiliated Debtors, Dkt. No. 19180, at 2. As explained at the confirmation hearing by counsel for Credit Suisse First Bank as Agent for the Bank Group, the document at issue contemplated that the Debtors would incur bank debt and would provide guarantees and indemnities of bank debt. The Declaration of Undertaking provided that the Debtors would not, in respect of any such borrowing, guarantee or indemnity, provide a mortgage, pledge, security interest or other lien or encumbrance upon any of the present or future revenues, property or assets of Owens Corning Fiberglass Corporation and its consolidated Subsidiaries. A default under the document which would trigger rights of 60 the debenture holders to pari passu treatment of the Bank Holders would not occur unless there were given a mortgage, pledge, security interest or other lien for the borrowing, guarantee or indemnity. See the Transcript of September, 18, 2006, Dkt. No. 19358, at 117-18. This the Debtors did not do. Thus, at the confirmation hearing, the court agreed with Credit Suisse’s construction of the relevant documents and overruled the Deutschemark 71/4 Debentures’ objection, which was not supported by the evidence. Further, the Court accepted the discussion by Counsel to Debtor at Transcript of September 18, 2006, Dkt. No. 19358, at 101 regarding the amounts due to the Deutschemark 71/4 Debentures. For this reason, the request for three percent of the Bank Holders’ distribution to be reallocated to the Deutschemark 71/4 Debentures was denied on the record.

K.	TRANSFER OF BOOKS AND RECORDS TO THE ASBESTOS PERSONAL INJURY TRUST.

Section 10.3(c) of the Plan provides that the Reorganized Debtors will transfer and assign, and shall use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to transfer and assign, to the Asbestos Personal Injury Trust all books and records of the Debtors and the Fibreboard Insurance Settlement Trust that pertain directly to Asbestos Personal Injury Claims that have been asserted against the Debtors and/or the Fibreboard Insurance Settlement Trust. The transfer of these materials is essential to implementation of the Asbestos Personal Injury Trust and the preservation of its assets. Moreover, preservation of any privilege relating to materials transferred to the Asbestos Personal Injury Trust is necessary to ensure that the Reorganized Debtors are able to defend effectively against Asbestos Property Damage Claims. (Krull Decl. ¶ 86.) The transfer of books and records from the Reorganized Debtors to the Asbestos Personal Injury Trust shall not waive or invalidate any applicable privilege pertaining to such books and records, and each of the Reorganized Debtors and the Asbestos Personal Injury Trust shall retain the right to assert any applicable privilege with respect to such books and records.

L.	APPROVAL OF THE DISCHARGES, RELEASES, INJUNCTIONS, INDEMNIFICATIONS AND EXCULPATIONS PROVIDED UNDER THE PLAN.

1. Each of the discharges, releases, injunctions, indemnifications and exculpations provided under the Plan, including those set forth in Sections 5.5, 5.16, 5.17, 7.6, 10.7, and 14.9 of the Plan, is (1) integral to the terms, conditions and settlements contained in the Plan, (2) appropriate in connection with the Reorganization of the Debtors and (3) supported by reasonable consideration. (Krull Decl. ¶ 81.) In light of all of the circumstances and the record in these Chapter 11 Cases, each of the discharges, releases, injunctions, indemnifications and exculpations provided under the Plan is fair and reasonable to all parties in interest. Each of the discharge, release, injunctive, indemnification and exculpation provisions set forth in the Plan and the Confirmation Order is: (i) within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d); (ii) an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (iii) an integral element of the transactions incorporated into the Plan; (iv) beneficial to, and in the best interests of, the Debtors, their estates and their creditors; (v) critical to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to each of the Debtors; and (vi) consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code. (Krull Decl. ¶¶ 81-83.)

2. The entirety of the Plan, including the foregoing release and Indemnification Obligation assumption provisions, as well as the other exculpation, injunction, discharge and related provisions, has been reviewed by the Board of Directors of OCD and each of its directors, including its independent directors. (Krull Decl. ¶ 84.) The Board’s determination that the approval of the various release, exculpation, injunction, discharge, Indemnification Obligation assumption and related protections in the Plan is consistent with the global resolution of claims embodied in the Settlement Term Sheet and the Plan, is an integral component of the Plan and is in the best interests of the Debtors’ creditors and Interest holders on the whole under the facts and circumstances is an appropriate exercise of the Board’s business judgment. (Krull Decl. ¶ 84.) In particular, the Debtors’ determination that the potential costs, risks, distractions and delays to the Debtors (and to the Reorganized Debtors) in continuing to pursue the Released Actions (including the Avoidance Actions) substantially outweigh any potential benefit that may ultimately be derived by the successful prosecution to a final judgment of such actions, and the resulting efforts to realize upon any such judgments, is an appropriate exercise of the Debtors’ business judgment and is based upon, among other things, the Debtors’ evaluation of the various Released Actions (including, without limitation, the Avoidance Actions) that are owned by, or constitute property of the estate of, the Debtors, and such advice from outside advisors as the Debtors deemed appropriate. (Krull Decl. ¶ 84.) In addition, the scope and identity of the Released Parties that are the subject of, among other things, the exculpation and release provisions set forth in the Plan is appropriate in light of, among other things, the global litigation settlement agreed to by the Debtors’ principal constituents in the Settlement Term Sheet and the Plan and the significant roles filled by various of the Released Parties in connection with the negotiation and execution of the Settlement Term Sheet and various other meaningful Plan Documents that are instrumental to the Debtors’ emergence from chapter 11. (Krull Decl. ¶ 85.)

Dated: September 26, 2006	/s/ Judith K. Fitzgerald
UNITED STATES BANKRUPTCY COURT JUDGE

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